Exhibit 99.2

Fact Matrix in Response to May 28, 2020 JCAP Report

“NovaGold Pipe Dream: The deposit that will never be mined”i

Sentence	Statement	Response	Factual Support
1 (2)[1]	For the last 15 years, NovaGold’s management team has systematically misled investors with subjective presentation of information about a deposit so remote and technically challenging that the mine will never be built.	False and Misleading

•   The information presented was objective and factual, not subjective, based on reliable information available at the time.

•   It is false and misleading to conflate two eras of management over the past fifteen years into one. The present management team has been leading NOVAGOLD for the past eight years.

•   It is common in the gold mining industry to deal with remote properties. Donlin Gold, however, is not so remote or technically challenging that the mine could not be built. The feasibility of the Donlin Gold project is documented in the publicly-available Donlin Creek Gold Project Alaska, USA, NI 43-101 Technical Report on Second Updated Feasibility Study,” effective November 18, 2011, amended January 20, 2012 (“FSU2”).

•   The FSU2 details the extensive technical, environmental, and social studies that were conducted by reputable firms with Donlin Gold’s Native Corporation partners and local stakeholders to ensure the longevity and viable development of such an important deposit in the Yukon-Kuskokwim region.

•   The pipeline design and analysis are detailed in NOVAGOLD’s FSU2 and Donlin Gold’s “Natural Gas Pipeline Plan of Development Donlin Gold, Revision 1”, December 2013, prepared by SRK Consulting, Inc., “Supplemental Information for the Donlin Gold Natural Gas Pipeline State Pipeline Right-of-Way Lease Application (ADL 231908)”, December 2017, prepared by Donlin Gold, and ”Natural Gas Pipeline Project Design Basis Memorandum Revision 2, April 2018, prepared by Michael Baker International.

_______________________

1    Numbers in parentheses refer to the page of the JCAP report cited.

1

Sentence	Statement	Response	Factual Support
2 (2)	During that time, management has been treating this 12-person concept company like an ATM, awarding themselves base salaries that rival those of the CEOs at Newmont and Barrick and total compensation packages comparable with those at Rio and BHP.	False

•   Management does not award themselves salaries.

•   Compensation of NOVAGOLD management is established by the Compensation Committee of the Board and is duly approved by the entire Board. It is regularly measured against levels of compensation of management of a carefully selected peer group of companies. Rio and BHP are not in the gold industry and neither company is in NOVAGOLD’S executive compensation peer group.

•   The base salary of NOVAGOLD’s President and CEO is 65% and 42% of the base salaries of the President & CEOs of gold companies Newmont and Barrick, respectively, as per the latest information publicly filed for each company.

•   Executive compensation is principally in the form of NOVAGOLD stock options and performance share units, the value of which depends entirely on Company performance. Therefore, the majority of executive compensation is “at-risk” of having zero value.

3 (2)	If the information from the company’s feasibility studies were presented in a more honest light, investors would understand that the Donlin deposit, of which they own 50%, is not feasible to put into production at any gold price.	False

•   The FSU2 demonstrates the economic viability of the deposit at a gold price of $1,200 per ounce, lower than today’s current gold price of approximately $1,700 per ounce, and attractive leverage to a rising gold price.

•   The FSU2 estimates the life of mine cash flow at varying gold prices:

At $1,000/oz gold price $2,143 million

At $1,200/oz gold price $6,197 million

At $1,700/oz gold price $14,616 million

At $2,000/oz gold price $19,248 million

At $2,500/oz gold price $26,975 million.

•   The Company’s publicly-available FSU2 is objective and was prepared by third-party experts whose independence as per NI 43-101 guidelines is certified in the first pages of the report.

2

Sentence	Statement	Response	Factual Support
4 (2)	Management deliberately misleads investors with custom metrics designed to deceive, directing investors to presentations which claim the deposit will require $6.7 bln in capital, however, the feasibility study clearly shows this number is $8 bln (already, we believe, far too low).	False

•   The FSU2 capital cost estimate was developed in accordance with Association for the Advancement of Cost Engineering Class 3 requirements.

•   Initial capital requirement as per the FSU2 is $6.7 billion.

•   The $8 billion figure referenced by JCAP in FSU2 includes operating costs as required under U.S. Generally Accepted Accounting Principles (US GAAP). It is noted in FSU2 to reconcile the accounting treatment of mine stripping costs incurred in the production phase of a mine between US GAAP and International Financial Reporting Standards (IFRS). Under IFRS, these costs can be capitalized and reported as sustaining capital. Capitalization of these costs is not allowed under US GAAP and are expensed as operating costs. In either case, the expenditures are not initial capital and there is no impact on the timing of project cash flows or net present value.

3

Sentence	Statement	Response	Factual Support
5 (2)	The proposed natural gas pipeline central to powering the project is dead on arrival.	False

•   JCAP’s statement, which is attributed to an anonymous engineer whose credentials are not provided, is inaccurate.

•   The project that was evaluated in FSU2 and Federal and State permitting includes the gas pipeline that is based on a sound design completed by highly experienced pipeline engineers. We continue to look at ways to optimize development of the pipeline including a range of partnership and financing options.  We, and our Native Corporation partners, also see the great benefits of bringing gas to the region.  However, the reality is that a pipeline is not the only option available to the project. The original feasibility study was also predicated on a barging alternative that remains viable if it is best for all those concerned.

•   Donlin Gold engaged CH2M Hill, a leading and reputable oil and gas engineering firm in Alaska, to prepare the Donlin Gold natural gas pipeline design and construction cost estimate This was then incorporated into FSU2 and referenced in the 2013 Pipeline Plan of Development. In 2013, CH2M Hill, which had been serving oil and gas clients in some of the world's harshest conditions for over 40 years, was the 6th largest employer in Alaska and the 2nd largest employer in the oil and gas industry in the state.  In 2017, CH2M Hill was ranked #22 on Fortune's 2017 “Top 50 Companies that Change the World” list for making a positive impact on society. That same year, it was acquired by Dallas-based Jacobs Engineering Group.

•   Donlin Gold also carried out a further review of the work conducted by CH2M Hill. The review, which was performed by Michael Baker International, a leading provider of engineering and design services, supported the results produced by CH2M Hill.

•   As documented in the publicly-available Donlin Gold Natural Gas Pipeline Plan of Development, CH2M Hill’s work included a comprehensive field surveys, geotechnical sampling, and hydrological and environmental studies, as well as having personnel walk the length of the proposed pipeline route to verify that the selected alignment was feasible.

4

Sentence	Statement	Response	Factual Support

•   The topography and construction requirements, on a mile-by-mile basis, are well-documented in the Plan of Development.

•   In the event natural gas supply to the project is interrupted, the power generation plant has dual-fuel engines that can operate on diesel for emergency backup. Diesel is barged and stored at site for mining equipment as part of the FSU2 logistics plan.

•   The FSU2 recognizes that, although the scope of the infrastructure work is extensive, the design and construction of the mine site infrastructure will be relatively straightforward.

6 (2)	The terrain around the Donlin deposit is among the most inhospitable on the planet.	False

•   As detailed in the Plan of Development, approximately 75 miles of the planned 315-mile route includes rugged mountainous terrain. The Company and its experts have determined that construction of the pipeline over the entirety of the 315-mile route is commercially, technically, and environmentally feasible.

•   While some portions of the planned pipeline route along the Alaska Range will traverse mountainous, rugged conditions, those conditions are well-documented and have been addressed in the Plan of Development as well as the 2018 Design Basis Memorandum prepared by Michael Baker International. They are not considered impediments to the construction of the pipeline.

5

Sentence	Statement	Response	Factual Support
7 (2)	Based on recent cost-per-inch/mile data we obtained from ICF, we show the costs of the pipeline (if someone were even to attempt to build it) are likely in excess of $3 bln, two to four times higher than management’s previous forecast.	False and Misleading

•   JCAP’s analysis of infrastructure costs relies on an unnamed expert for whom no credentials are offered.

•   Every pipeline project is unique. JCAP’s statement concerning the cost to complete the pipeline relies on comparisons to other projects unrelated to the Donlin Gold project and cherry-picked to exaggerate the potential cost assumptions for the pipeline.

•   CH2M Hill carried out its work on the basis of assessing mile-by-mile costs related to the path to be taken by the pipeline.

•   See response to 34–39 below, addressing Mackenzie pipeline comparison. There is no comparison between the misleading nature of JCAP’s erroneous application of randomly selected multiples and the integrity of the engineering work performed by the reputable firm such as CH2M Hill and reviewed by Baker International.

8 (2)	One engineer we spoke with who worked on costing the pipeline told us he doesn’t know of any engineering company that has the experience to build such a complex pipeline.	Not Verifiable

•   NOVAGOLD cannot confirm the beliefs of the unidentified engineer to which JCAP refers.

•   The plan of development supports the feasibility level estimate by CH2M Hill included in the FSU2.

•   See response to 3, 5 above.

9 (2)	Management has a long history of over-promising.	False	• Current management has been consistent about the necessary steps for development of Donlin Gold and has been updating investors and other stakeholders as the project progresses.

6

Sentence	Statement	Response	Factual Support
10 (2)	The Galore Creek project, once promoted as the company’s key asset, was quietly sold at a loss in 2018 after revised capex estimates increased by 5x.	Misleading

•   It is improper to characterize NOVAGOLD’s sale of its interest in the Galore Creek asset as “quiet.”

•   Dating back to NOVAGOLD’s reorganization in 2012, the Company was always clear about its intention to sell its interest in Galore Creek as part of that reorganization, in order to focus on the Donlin Gold project, announcing in November 2011 that it had retained RBC Capital Markets and JP Morgan Securities LLC as financial advisors for the sale of all or part of its interest in the Galore Creek project. The sale was part of a well communicated strategy by the new management to concentrate its resources on Donlin Gold. In a March 5, 2012 press release, the Company again communicated its intention to sell its interest in the Galore Creek project, adding that the “proceeds from any sale are expected to be applied towards the development of NOVAGOLD’s 50%-owned Donlin Gold project in Alaska.”

•   When the sale closed, the Company again issued a press release on July 27, 2018 announcing that NOVAGOLD had sold its 50% interest in the Galore Creek project to Newmont for a total consideration of $200-million plus a conditional payment of $75 million. Thus, NOVAGOLD’s interest in the Galore Creek project was sold, as promised, to the right buyer for the right price. The proceeds that have been received were applied, as previously stated, towards advancement of Donlin Gold, NOVAGOLD’s principal asset.

•   Galore Creek economic parameters were naturally changing with time, scope of and stage of development (study) of the project, which is normal in any project situation. The revised capital cost estimates were made prior to 2011 and not by the present management. No capital cost estimate was performed post 2011.

7

Sentence	Statement	Response	Factual Support
11 (2)	In short, this is a stock promote, not a mining plan.	False	• See response to 1, 5 above.
12 (3)	NG’s silver-tongued CEO is already preparing the ground for the inevitable pipeline failure by focusing investors on the potential for a higher-grade, smaller mine.	False

•   Greg Lang has more than 40 years of industry experience, most of which was spent in increasingly demanding diverse leadership positions overseeing construction and operation of gold mines around the world.

•   Management remains committed to the original construction plan of the pipeline as appropriate, to the development potential of the Donlin Gold project, and the execution of this plan.

•   The opportunity to potentially enhance the value of the deposit upfront with higher grade by mining more selectively with smaller equipment and, consequently, spending less money on initial capital has nothing to do with any pipeline. Furthermore, a staged approach to development, while maintaining a substantial portion of gold output, is prudent to investigate ahead of an updated study and development plan. It is unrelated to the pipeline. Management’s intent to explore this alternative has been known to investors for over three years.

13 (3)	Management has drilled only 16 holes since 2011 and not even released the modeling results of the last, meager exploratory drill assays in 2017.	False and Misleading

•   From 2012 to 2017, while the project was undergoing NEPA review and Federal permitting, exploratory drilling was inadvisable.

•   Donlin Gold conducted a limited, focused drilling campaign in 2017 to gather additional geochemical and structural data from targeted portions of the defined ACMA and Lewis deposit areas to support ongoing optimization work.

•   Upon receipt of the assays, the Company disclosed the 2017 drilling results to the public in a press release dated February 20, 2018.

•   Although NOVAGOLD cannot comment on modeling, grade, or costs until it completes its planned updated feasibility study, the February 20, 2018 press release announcing the results of the drill program included quotes from both Barrick’s President Kelvin Dushnisky and NOVAGOLD’s CEO, Greg Lang, expressing satisfaction with the results of the drill program.

8

Sentence	Statement	Response	Factual Support
14 (3)	If the grade had improved, they would be shouting it from the rooftops.	False	• See response to 13 above.
15 (3)	Management’s narrative hasn’t convinced everyone, Barrick (GOLD US), NovaGold’s 50:50 joint-venture partner and the largest gold miner in the world, is so unenthusiastic about the project that Barrick hasn’t included Donlin in its new 10-year program, despite this year’s higher gold price.	Misleading

•   Both NOVAGOLD and Barrick have determined that the Donlin Gold project will commence development when the gold price, market conditions and project optimization render it ready for development.

•   The level of positive attention paid to Donlin Gold by Barrick has been rising steadily, as evidenced in Barrick’s latest AGM presentation.

•   NOVAGOLD understands that Barrick hasn’t included Donlin Gold in its new 10-year plan because the project owners have not made a construction decision regarding the project.

16 (3)	“We’re not changing the rules on this,” Barrick CEO Mark Bristow said on the Q4 earnings call on February 12, 2020 when asked about Donlin.	Misleading

•   The quotation attributable to Barrick CEO Mark Bristow is correct but taken out of context. Mr. Bristow stated that the project “offers a huge optionality to the gold price across multiple gold price cycles in an excellent jurisdiction.”

17 (3)	The rule Bristow was referring to was Barrick’s estimate of capital costs and return based on a long-term gold price of $1,200 per ounce.	True
18 (3)	Contrast this with Bristow’s comments on Skeena Resources’ (SKE V) Eskay Creek asset, which he characterized as “the value being uncovered by our partners at Eskay Creek in British Columbia.”	True

9

Sentence	Statement	Response	Factual Support
19 (3)	Unlike NovaGold, Skeena’s management team isn’t promotional, which explains why Skeena’s market cap is just one-sixth of NovaGold’s.	False

•   Donlin Gold and Eskay Creek (Skeena’s principal development project) are of different sizes and in different stages of development.

•   The Donlin Gold project has been through several rounds of feasibility studies, whereas the Eskay Creek project is currently at an earlier stage Preliminary Economic Assessment level.

•   JCAP’s calculation of market capitalization is incorrect: Skeena closed at C$197.5M on May 29, 2020 versus NOVAGOLD’s market cap which was C$4.3B on the same day. Skeena’s market capitalization is one-twentieth of NOVAGOLD’s market capitalization, not one-sixth.

20 (3)	Management’s game is clear: keep investors interested in the stock while they rake in huge salaries.	False	• See response to 2, 5 above.
21 (3)	Construction of the Donlin mine was originally expected to start in 2008. Now, 12 years later, management’s best guess is that construction may start in 2022 and production in 2028.	Misleading

•   It is true that the original expectation was to start construction in 2008 but it was under different management. New management commenced the permitting process for Donlin Gold in 2012, when FSU2 was also completed.

•   Moreover, the FSU2, in estimating that pre-production would commence in 2018, disclosed that “Dates [included in the report were] for illustrative purposes only, as no Project permits and approvals [had] been received, and Project development and construction [had] not been approved by the respective Boards of Donlin Gold, NOVAGOLD, and Barrick.”

•   Bringing a mine into production requires assessment of the macro-economic environment, planning, optimization, research, utilization of possible third-party-financing instruments, conducting of auxiliary studies, and coordination between the partners at Donlin Gold, the experts which they engage, the communities, and government agencies and many other factors too numerous to list; all of these factors must align before a construction decision can be made.

•   Management’s decision, in conjunction with Barrick, to proceed cautiously, making sure that it has fully planned how it will execute development, is not misleading. It is prudent.

10

Sentence	Statement	Response	Factual Support
22 (3)	The icing on the cake? Taking advantage of renewed market enthusiasm due to higher gold prices by cashing equity to the tune of $35 mln, $25 mln of which was in the last 12 months.	False

•   JCAP’s statement concerning insider selling improperly conflates the sales of shares by insiders with the exercise of options by insiders.

•   The current management team has been in place almost eight years and exercised options before they expired (a five-year time limit from the grant date).

•   According to publicly-available information through Canada’s System for Electronic Disclosure by Insiders (“SEDI”) database, NOVAGOLD’s Vice President and CFO, David Ottewell has steadily increased his shareholdings from 35,000 common shares to 617,000 shares during his tenure. He has surpassed his NOVAGOLD shareholding requirement (of two times his annual salary) 4.8 times over as of November 2019 (the multiple is higher now as his shareholdings have increased and share price has increased). Publicly-filed Form 4 documents show that any stock sales that have been made were part of a stock option exercise transaction, and each time Mr. Ottewell has exercised stock option (which only have value if the share price increases from the date it was granted), the number of shares held has remained the same and not decreased.

•   According to publicly-available information through Canada’s SEDI database, Greg Lang’s NOVAGOLD shareholdings have steadily increased from 116,000 common shares to 1.83 million shares during his tenure. Mr. Lang has surpassed his NOVAGOLD shareholding requirement (of three times his annual salary) five times over as of November 2019 (the multiple is higher now as his shareholdings have increased and share price has increased). Publicly-filed Form 4 documents show that any stock sales that have been made were part of a stock option exercise transaction, and each time Mr. Lang has exercised stock options (which only have value if the share price increases from the date it was granted) the number of shares held has remained the same or increased, not decreased.

11

Sentence	Statement	Response	Factual Support
23 (4)	Donlin is more an infrastructure project than a mine.	False

•   Donlin Gold is not a mine, it’s a mining development project.

•   A large gold deposit has already been defined as per the FSU2. Donlin Gold hosts measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis.[2] Measured and indicated mineral resources are inclusive of proven and probable reserves.

•   With 39M oz. of contained gold in measured and indicated resources, Donlin Gold is currently among the largest gold development projects in the world. Gold contained in proven and probable reserves stands at 33.8M ounces. With a proven and probable reserve grade of 2.09 g/t, the project is expected to achieve annual production of 1.5M oz. for first five years and 1.1M oz. over the course of the mine’s life. This production would place Donlin among the highest-producing gold mines in the world and one of the few operators with over 1M oz. of annual capacity.[3]

•   The resource model utilized in FSU2 is supported by 1,396 development diamond core and reverse circulation drill holes totaling 339,646 meters, and 282 trenches totaling 21,441 meters.

•   FSU2 contemplates a project with an estimated mine life of 27 years at 53,500 t/d throughput.

________________

2   See Note i; Scientific and Technical Information.

3   See Note i; Scientific and Technical Information.

12

Sentence	Statement	Response	Factual Support
24 (4)	The gold is in microscopic deposits in igneous rock.	Misleading

•   Gold occurs primarily in sulphide and quartz–carbonate–sulphide vein networks in igneous rocks and, to a much lesser extent, in sedimentary rocks. Broad disseminated sulphide zones formed in igneous rocks where vein zones are closely spaced. Submicroscopic gold, contained primarily in arsenopyrite and secondarily in pyrite and marcasite, is associated with illite–kaolinite–carbonate–graphite-altered host rocks

25 (4)	To power the processing machinery to grind the rock small enough that gold can be chemically leached out, Donlin would require a 220 MW power plant, sufficient to supply electricity to a city of 500,000 people.	Misleading	• As per FSU2, the connected power load planned is 227 MW with an average operating load of 153 MW. The city equivalency is exaggerated and irrelevant.
26 (4)	It would be the largest power plant in Alaska and increase the electricity produced in that state by about 40%.	False

•   Produced electricity would be based on average operating load. As per the US Dept. of Energy, annual generation in Alaska is 6.9TWh, which equates to just under 800 MW average generation.

•   Adding 153 MW would increase electricity produced in the State of Alaska by approximately 20%, not 40%.

•   The Donlin Gold plant would be smaller than Chugach Electric’s Beluga power plant with a total capacity of 332MW – the largest power plant in Alaska.

•   The development of power generation facilities is not uncommon for large remote mining projects.

13

Sentence	Statement	Response	Factual Support
27 (4)	To fuel the power plant, management claim they can build a 316-mile pipeline.	True
28 (4)	We think it’s a dead letter.	False	• See response to 6–7 above.
29 (5)	Management’s biggest misrepresentation is around the cost to build the pipeline.	False	• Management has not made any misrepresentations regarding the cost of the pipeline or other matters. All data has been disclosed and available to the public. • See response to 8 above, 30–39 below.
30 (5)	They estimated it would cost $1 bln, or $230,544 per inch/mile (the standard unit for costing pipelines), however we have found that a comparable pipeline (Mackenzie pipeline) was costed out in 2013 for double that price--$471,111—and abandoned in December 2017 after more than a decade of planning and despite all approvals achieved because it was just too expensive to build.	Misleading

•   To generate the cost estimate for the pipeline project, CH2M Hill developed two requests for proposal (RFPs): one sent to four pipeline construction firms and one sent to four civil construction firms (for the infrastructure). A number of the firms have extensive Alaskan construction experience. The bids were consolidated and, in general, CH2M Hill took the highest reasonable estimates for each component of each RFP to generate a conservative estimate of cost.

•   The FSU2 capital cost estimate was developed in accordance with Association for the Advancement of Cost Engineering (AACE) Class 3 requirements. The inputs used to estimate cost are described in detail in the publicly-available FSU2.

•   The Mackenzie pipeline project used different materials in a different location with a different climate and environmental concerns. It is not an appropriate comparison.

•   See responses to 36–39 below.

•   See response to 36–39 below.

14

Sentence	Statement	Response	Factual Support
31 (5)	We consulted a pipeline expert who was familiar with the project.	Not Verifiable	• It is not possible to verify whether JCAP’s unidentified pipeline expert is either familiar with the Donlin Gold project or properly credentialed to perform such analysis.
32 (5)	He reluctantly agreed with our view that the cost and difficulty of building the 316-mile pipeline that Donlin’s remote location necessitates makes it improbable it’s a viable option for the company.	Not Verifiable	• It is not possible to verify whether JCAP’s unidentified pipeline expert either agreed with their assessment or is properly credentialed to make such an assessment.
33 (5)	We walked him through our assumptions for the pipeline, and he confirmed our rough estimates that the pipeline capex would run 200-400% of management’s forecast.	Not Verifiable	• It is not possible to verify whether JCAP’s unidentified pipeline expert either agreed with their assessment or is properly credentialed to perform such an analysis.
34 (5)	Applying the inch/mile costing used on the Mackenzie Pipeline to the Donlin site, we arrive at a capex cost of twice that given by management–$2.09 bln.	Misleading	• The Mackenzie Pipeline is not an appropriate comparison to the Donlin Gold pipeline and JCAP’s measurements relying on this assumption are fundamentally flawed. • See response to 36–39 below.
35 (5)	The 750-mile, 30-inch MacKenzie Pipeline was costed at $10.6 bln in December 2013, or an inch/mile cost of $471,111.	True
36 (5)	The inch/mile costing metric eliminates the cost differences between 14 inches and 30 inches.	False

•   There are a number of key differences in terms of location, scale, design, and construction requirements between the Mackenzie and Donlin Gold proposed pipelines that can, and would, substantially affect cost. None of these are considered in detail in JCAP’s analysis.

•   Mackenzie utilized high pressure and heavy wall pipe compared with standard pressure and standard wall pipe for Donlin as per American Petroleum Institute (API) specification 5L, and thicker in areas of geohazards.

•   Logistics were more difficult in connection with the Mackenzie pipeline. The costs of moving a 30-inch heavy wall pipe compared with a 14-inch standard wall pipe are not linear. Cost increases are significant with increased diameter and weight of pipe.

15

Sentence	Statement	Response	Factual Support

37 (6)	The Mackenzie pipeline is useful for comparison because the: Mackenzie River Delta of Canada’s Northwest Territories has a similar climate and geology to the adjacent Alaskan territory and the Donlin project pipeline, albeit milder, with less permafrost.	False

•   More than 25% of the Mackenzie route is above the Arctic Circle and it is almost entirely underlain by continuous or extensive discontinuous cold permafrost terrain, compared with sub-Arctic conditions and only about 10% warm permafrost for Donlin.

•   Mackenzie was a chilled gas pipeline, while Donlin Gold is an ambient temperature pipeline requiring no chillers. The Mackenzie route had colder permafrost that is harder and more expensive to trench. Select backfill must be mined, processed, and imported for permafrost. This is a significant additional cost for Mackenzie, which is larger pipe and had much more permafrost. Cathodic protection in permafrost requires zinc anode in ditch versus impressed current in non-permafrost.

•   The Mackenzie pipeline construction estimated work in three winters with no significant summer pipeline construction work. The Donlin Gold schedule alternates summer and winter construction for better utilization of resources.

16

Sentence	Statement	Response	Factual Support
38 (6)	In addition to lowballing of cost, we believe that as a result of cost inflation, the pipeline cost could exceed $3.8 bln.	False	• See response to 39 below.
39 (6)	Data from the Interstate Natural Gas Association of America show that costs have risen by 82% since 2012, when the Donlin pipeline was costed out.	Misleading

•   See response to 30 above on cost estimates.

•   JCAP’s source is an Interstate Natural Gas Association of America (INGAA) study of North America Midstream Infrastructure through 2035.

•   The 82% figure relied on by JCAP is misleading, as the 2012 line U.S. average ($143,000) is more heavily weighted by lower cost regions, as the mean (not weighted average) value shown is $236,000 (65% higher than the weighted average). JCAP misleadingly avoided using escalation multiples from other years with multiples lower than 2012 (for example, 2017).

•   This means that there was a greater length and/or diameter of pipelines built in this period in the lower cost regions, driving the weighted average cost down.

•   In the 2020 line, the U.S. average value of $261k includes perceived escalated values from all regions. The mean from the values shown is $326k (25% higher than weighted average), so the weighted average is still influenced more by lower cost regions, but not to the same extent as the 2012 line.

•   The project-specific estimates and continued reviews that NOVAGOLD has applied to Donlin Gold development costs are more reliable than the broad industry-wide benchmarking and theoretical escalation to which the JCAP Report cites.

17

Sentence	Statement	Response	Factual Support
40 (7)	The pipeline would be one of the most difficult ever built, with 95% of the terrain hilly or mountainous.	False	• See response to 5–6 above. • Approximately 25% of the terrain that the pipeline would cover is rugged mountainous terrain. More than half is comprised of lowlands or rolling terrain.
41 (7)	The pipeline route is frozen for seven months of the year, and the discontinuous permafrost creates engineering complexity, as the ground in spring turns to wetlands and bogs the machinery.	Misleading

•   The frozen terrain will facilitate work for the pipeline in certain areas, specifically work in the Cook Inlet region and other lowland areas, which will be conducted during the winter months to avoid issues with the terrain and equipment.

•   All of this is well documented on a mile-by-mile basis in the Donlin Gold Pipeline Plan of Development prepared by SRK based on CH2M Hill’s design work.

•   Michael Baker International, an experienced pipeline company in Alaska and other northern climates, has also supported the design work in the area with mountainous terrain, which has the most permafrost, for the Pipeline and Hazardous Materials Safety Administration (PHMSA) Special Permit that was issued in 2018. The Special Permit provides for the use of Strain-based Design that is specifically tailored to facilitate pipeline construction and operations in permafrost conditions.

42 (7)	Each of 300 stream crossings will require a temporary bridge, and dam, and two pits, one on either side of the stream, for the drilling equipment to bore a hole under the stream.	False

•   About 7, not 300, stream crossings are proposed for horizontal directional drilling.

•   The balance of the stream crossings generally only require open cut methods.

•   No drilling equipment is required to “bore a hole under the stream” for these other 293 crossings

18

Sentence	Statement	Response	Factual Support
43 (7)	The estimated construction time is three to four years.	Partially True

•   Donlin Gold estimates a 2 to 3 year pipe installation schedule within a 3 to 4 year overall project schedule for construction which would include infrastructure build out, pipe installation and ROW stabilization, rehabilitation and reclamation work concurrent and immediately following pipe installation all of which would be time dependent on actual receipt of permits and authorization to proceed with construction of the pipeline.

44 (8)	The expert we spoke with confirmed “There isn’t a lot of contractor/industry experience anywhere for the permafrost and environmental issues you might encounter.”	False	• See response to 5–6, 41 above.
45 (8)	There are also changes that will need to be made for environmental reasons that have not been included in pipeline estimates, and those changes will add cost.	Misleading	• See response to 5–6, 29, 41–42 above.
46 (8)	The mine’s own feasibility study stated that the accuracy of the capital cost estimate is considered to be between -15% and 30%.	True	• The FSU2 capital cost estimate was developed in accordance with Association for the Advancement of Cost Engineering Class 3 requirements.
47 (8)	But mines are never built for less; they are always built for more.	False

•   The EY Report to which JCAP cites states that 31% of projects during the reported timeframe delivered in line with their cost.

•   As mines can experience cost overruns, the Company actively collects and considers data and other relevant information derived from such other projects in order to minimize the potential for cost overruns in the development of the Donlin Gold project.

48 (8)	Mining construction projects on average have cost overruns of 62%, according to a survey by Ernst and Young.	Misleading

•   The EY Report cites assets from a sample project group unrelated to Donlin Gold.

•   The report cites “enablers” for preventing cost and schedule overruns, including flagging of emerging risks, adequate cost and time contingencies, and scenario planning. The studies and planning supporting the Donlin Gold cost estimates are consistent with the “enablers” cited in the report.

19

Sentence	Statement	Response	Factual Support
49 (9)	Likely preparing investors for the inevitable “pivot” when it becomes clear that the pipeline won’t work, the management team started to claim they could solve the power issue by barging diesel 194 miles up the Kuskokwim River.	False	• Barging diesel is not a “pivot.” It was always a part of the mine plan, and it was detailed extensively in FSU2.
50 (9)	This looks even less plausible than the pipeline, according to data buried in the feasibility study.	False

•   JCAP’s analysis on the plausibility of barging diesel is faulty because it is based on the presumption that Donlin Gold would only use diesel fuel.

•   The project has always envisioned barging diesel, along with other materials and equipment, to the site.

51 (9)	Even if NovaGold reduced the mine capacity by half, it could not barge enough diesel to operate the power plant.	False

•   This mine can be built without a gas pipeline.

•   The current plan is to use natural gas as fuel for the power plant with the option of diesel as an emergency backup in the event of an interruption to the gas supply. Barging of diesel for mining equipment is in the current plan. With an increase in barge tows, a larger quantity of diesel could be transported by river.

•   See response to 50 above.

52 (9)	The current mine configuration would require 1.1 ML (Mega Liters or 1 mln liters) of diesel per day or 403 ML per year to fuel the power plant.	True	• See response to 50 above.
53 (9)	The total diesel that can be barged up the river is at best 253 ML.	False

•   The JCAP Report misleadingly relies on the planned number of barge trips from FSU2 but assumes that the plant would use 100% diesel. If the plant needed to be operated entirely on diesel, the barge capacity could be increased.

•   See response to 50 above.

20

Sentence	Statement	Response	Factual Support
54 (9)	The mine vehicles alone would consume 151 ML per year.	True	• See response to 50 above.
55 (9)	The Donlin Mine has been granted environmental approval for 58 round trips by fuel barges per year of operation.	True	• See response to 50, 53 above.
56 (9)	Given restrictions imposed by river flow, each fuel barge trip could transport on average around 4.2 ML.	False	• See response to 53 above.
57 (9)	After mine vehicle use, that would leave enough diesel to power the plant for between 67 and 93 days.	Misleading	• See response to 50, 53 above.
58 (9)	Under the most optimistic scenario, cutting production to half of what is now planned, the diesel barged in would be sufficient for at most seven months of operations per year, essentially reducing output to a quarter of what is now planned.	False	• See response to 50, 53 above.
59 (10)	Investors shouldn’t be surprised with the narrative change.	False	• There has been no narrative change. The Company’s message has been consistent all along. • See response to 49–50 above.
60 (10)	For years, NG management has been trying to find a way around the fundamental problem of getting energy to the site.	Misleading	• NOVAGOLD and Barrick have always considered different options to bring power to the Donlin site. • Bringing power to the site is not a “problem,” let alone a “fundamental” one.
61 (10)	They have floated the idea of a coal-fired plant, wind turbines–even biomass.	Misleading

•   In addition to being prudent, the National Environmental Protection Act (NEPA) and Environmental Impact Statement (EIS) process required Donlin Gold to consider, and it has considered, a wide array of alternative development options for fuel sources and power generation, including renewable sources and coal.

62 (10)	In the earliest days of the mine, it was to be grid-connected by a power line that would take three years to connect.	Misleading

•   See response to 61 above.

•   NOVAGOLD and Barrick determined that a transmission line from the grid was not a feasible energy source and did not include planning for a transmission line in FSU2. NEPA also required that Donlin Gold consider alternative energy sources as part of the permitting process.

21

Sentence	Statement	Response	Factual Support
63 (10)	The only problem was the grid they were planning to connect to did not have the power to supply the project.	Misleading	• See response to 61–62 above.
64 (10)	Then they tried coal.	Misleading	• See response to 61 above.
65 (10)	The coal power was to be from a new mine-mouth power plant in Healy.	Misleading	• See response to 61 above.
66 (10)	Our favorite idea was the possibility of using peat near the mine.	Misleading	• See response to 61 above.
67 (10)	Wind power was considered for 20% of the mine’s power needs in 2006 and diesel for the balance.	Misleading	• See response to 61 above.
68 (10)	“We have gone with on-site diesel power with wind cogeneration,” said the CEO on February 24, 2009.”	Misleading

•   See response to 61 above.

•   It is misleading and inappropriate to quote the statement of a former Company CEO made 11 years ago regarding the source of on-site power supply which was made prior to the publication of the FSU2.

69 (11)	With all permits for Donlin secured and close to all-time high gold prices, management is stalling for time: investors are being asked to wait for another feasibility study.	False and Misleading

•   JCAP’s statement is incorrect. Management is not stalling for time. It repeatedly stated that there is no rush to advance towards construction when the partners are not fully ready for it.

•   See response to 21 above.

70 (11)	Management is dangling the idea that there might be an even bigger mine and richer deposits, even though Donlin already has a large enough reserve for 27 years of mine life:	Misleading	• See response to 12 above.
71 (11)	“There are clearly opportunities for expansion of the resource.” CEO Greg Lang, January 23, 2020.	True

22

Sentence	Statement	Response	Factual Support
72 (11)	“[T]here are clearly significant future opportunities for substantial expansion of the resource. When the time is right, we will resume exploration.” Greg Lang, October 2, 2019.	True
73 (11)	“While the Donlin Gold deposit is well known, there are future opportunities for additional drilling and expansion of the resource.” Greg Lang, June 27, 2019.	True
74 (11)	Actually, NG’s own study showed disappointing results after the very limited foray beyond the main mining area, back in the 1990s.	False

•   Ownership of the Donlin Gold asset has changed several times since the 1990s, and new studies of areas of opportunity have been conducted. JCAP does not identify the study to which it is referring, and, in any event, the results of a study conducted nearly three decades ago under different ownership and management do not reflect the Company’s current development plans or the current market, engineering, commercial, and environmental conditions affecting the project.

75 (11)	Since 2011 they have drilled only 7,040 meters, 16 drill holes, which runs counter to the idea that they are interested in exploring a larger ore body.	Misleading

•   From 2012 to 2017, exploratory drilling was inadvisable while the project was undergoing NEPA review and Federal permitting.

•   Donlin Gold conducted a limited, focused drilling campaign in 2017 to gather additional geochemical and structural data from targeted portions of the defined ACMA and Lewis deposit areas to support ongoing optimization work.

•   NOVAGOLD’s current focus is confirming recent modeling concepts to proceed with development. In-fill drilling that it conducts in pursuit of that goal does not speak to the Company’s view on the viability of other potential targets.

•   See response to 13 above.

23

Sentence	Statement	Response	Factual Support
76 (11)

Given the enormous technical complexity of constructing the pipeline and the impossibility of barging enough oil to power the project, management likely knows that the project isn’t feasible, which is why executives are evasive when analysts attempt to pin them down on timing for further development.

		False	• Management has always been clear and direct with the facts, which are publicly-known. • See response to 3, 5–6 above.
77 (12)

Comments by Thomas Kaplan:

“My sense is that the moment will come in a not dissimilar way to the way that Justice Potter Stewart when answered the question, “How do you define pornography? I can’t define it, but I know it when I see it.” April 2, 2020.

True
78 (12)

“[W]e’ve always said that the time to build Donlin [is] extrinsic of the studies that are being done and optimizations and drilling and the partner is all being ready to go, extrinsic of that.” April 2, 2020.

True
79 (12)	“You know our strategy is not to make any wine before its time. A wise man once told me that these kinds of assets are rarer than hens’ teeth.” October 3, 2018.	True
80 (12)	This would trouble us less if the story hadn’t continually changed for 15 years.	False and Misleading

•   It is false and misleading to conflate two eras of management over the past fifteen years into one. The present management team has been leading NOVAGOLD for the past eight years.

•   Current management has been completely transparent as to the strategy since 2012. It stands by that strategy.

•   NOVAGOLD’s disclosures to the public accurately reflect the data and information the Company has acquired. Company management remains committed to the Donlin Gold project and to the extensive technical work completed by well-qualified firms retained by NOVAGOLD in connection with the project.

24

Sentence	Statement	Response	Factual Support
81 (12)	In fact, construction of the Donlin mine was originally expected to start in 2008.	False

•   It is false and misleading to conflate two eras of management over the past fifteen years into one. The present management team has been leading NOVAGOLD for the past eight years.

•   Current management has been completely transparent as to the strategy since 2012. It stands by that strategy.

82 (12)	Now, 12 years later, management’s best guess is that construction might start in 2022 and production in 2028.	False	• NOVAGOLD has no record of making this statement.
83 (13)	To give you a better idea of the ever-changing narrative, we have produced a timeline of the last 15 years.	Misleading

•   JCAP’s chart of accusations about management is misleading and distorts the facts. Specifically, it attributes all quotes to NOVAGOLD’s “CEO,” without distinguishing between previous management and current management.

•   JCAP’s chart cites to estimates provided before the completion of the FSU2.

84 (13)	Chart 5: Management Claims “We start construction at Donlin Creek in 2008.” – CEO Mar, 2 2006.	Misleading

•   It is false and misleading to conflate two eras of management over the past fifteen years into one. The present management team has been leading NOVAGOLD for the past eight years.

•   JCAP’s chart of management claims is misleading and distorts the fact. Specifically, it attributes all quotes to NOVAGOLD’s “CEO,” without distinguishing between previous management and current management.

•   Since the Donlin Creek LLC was formed in late 2007, NOVAGOLD and Barrick have been working closely to review the optimal project scale and power configuration. Under the direction of the Donlin Creek LLC management team, a variety of studies designed to consider the optimal mill throughput and power configuration, in light of the expanding resource base are now underway and it is NOVAGOLD and Barrick’s joint objective to identify a development plan which will maximize the project’s value while at the same time designing it to minimize the time required for environmental permitting.

25

Sentence	Statement	Response	Factual Support
85 (13)	Chart 5: Management Claims “construction targeted for 2012.” – 6K Sep 30, 2008	True
86 (13)	Chart 5: Management Claims “Looking at it sort of 2013 for construction and then Donlin probably a year or two later.” – CEO Jul 19, 2010	True
87 (13)	Chart 5: Management Claims “It’s been over 20 years to get Donlin to a point where it’s at now, which is on the cusp of a construction decision.” – CEO May 15, 2017	True	• This statement is taken out of context and discusses the time including the level of technical, financial, environmental and social work needed to properly advance such an important project.
88 (13)	This shape shifting repeats a familiar pattern for NG.	False

•   There is no “shape shifting.” Management has been consistent in its reliance on the extensive engineering and technical work conducted to plan for the Donlin Gold project, which is documented in FSU2.

•   See response to 90–106 below.

89 (13)	In the past decade, NovaGold feverishly talked up two other assets, only to spin off or sell them at a loss.	Misleading	• See response to 90–106 below.
90 (13)	Before the first asset, NovaCopper, was spun out, in 2012, management promoted it with the same vigor as it now promotes Donlin:	Misleading

•   The spinout of NovaCopper generated value for NOVAGOLD shareholders.

•   Since its formation, NovaCopper has progressed both of its projects, Arctic and Bornite, supported State permitting of an important road to the region designed to facilitate project development, and secured a partnership arrangement with South 32, one of the largest and most respected mining companies in the world.

•   Trilogy Metals, formerly known as NovaCopper, has a market cap of approximately C$370 million.

26

Sentence	Statement	Response	Factual Support
91 (13)	“On our Ambler project [NovaCopper], this is a really exciting project. You can see the metal count here, there are very few deposits in the world of this caliber.”	True
92 (14)	“There aren’t a lot of comparable really to Ambler. It’s such a spectacular grade for a volcanogenic massive sulphide deposit that there really aren’t a lot of comparable to it.”	True
93 (14)	By the end of that year, NG had spun out NovaCopper.	True
94 (14)	Now trading as Trilogy Metals (TMQ CN), its shares have slumped 32% since divestiture.	Misleading	• It is inaccurate and misleading to suggest that the Trilogy Metals stock “slumped” since the spin out because the Trilogy Metals stock did not exist prior to that.
95 (14)	NG’s promotional management team held out the second asset, Galore Creek, as the key project to finance the development of other deposits.	Misleading

•   It is false and misleading to conflate two eras of management over the past fifteen years into one. The present management team has been leading NOVAGOLD for the past eight years.

•   See response to 96–105 below.

96 (14)	With 8 mln ounces of gold and 9 bln pounds of copper, Galore was sold to Newmont (NEM US) in July 2018 for $80 mln less than NG had spent on development; NG took a loss on the sale.	Misleading

•   The references here are regarding the book value, but book value of the Galore Creek asset is not relevant. The substantial funds generated by the sale of Galore Creek provided NOVAGOLD with significant capital to advance the Donlin Gold project, accruing significant additional value to shareholders.

27

Sentence	Statement	Response	Factual Support
97 (14)	The $275 mln consideration included $75 mln contingent on production, which is so unlikely that NG is not accounting for it.	Misleading

•   The likelihood or not of a construction decision on Galore Creek, which would be one of the largest copper producers in Canada, is better to be addressed by Teck and Newmont.

•   For accounting purposes, contingent assets require a high level of certainty to be recognized. The contingent note will be recognized when, in management’s judgment, it is probable that the payment will occur, and that the amount recorded will not reverse in future periods.

98 (14)	Newmont quietly shut the project down on April 28, 2020.	Misleading

•   The Galore Creek Mining Corporation announced that “due to the COVID-19 pandemic and the resulting economic uncertainties faced by the mining industry, expenditures on the Galore Creek project have been reduced in 2020, deferring the start of the planned Prefeasibility Study.”

99 (15)	The Galore Creek story bears striking similarities to the problems we have identified at Donlin.	False	• See response to 100–112 below.
100 (15)	It is a textbook case of disastrous feasibility studies and enormous understatement of capital required.	False

•   The Galore Creek Feasibility Study estimates were impacted by large, unpredictable industry and market conditions changing over a period of 15 years that affected the amount of capital required to complete the project.

101 (15)	In 2004, NG reported that capital costs would be $0.8 bln.	True

•   It is false and misleading to conflate two eras of management over the past fifteen years into one. The present management team has been leading NOVAGOLD for the past eight years.

•   See response to 100 above.

102 (15)	In 2006, the estimate more than doubled to $2.2 bln.	True

•   It is false and misleading to conflate two eras of management over the past fifteen years into one. The present management team has been leading NOVAGOLD for the past eight years.

•   See response to 100 above.

28

Sentence	Statement	Response	Factual Support
103 (15)	In 2011, estimated costs doubled again, to $5.2 billion.	True

•   It is false and misleading to conflate two eras of management over the past fifteen years into one. The present management team has been leading NOVAGOLD for the past eight years.

•   See response to 100 above.

104 (15)	The mine showed a greater than 500% increase in capital costs in just seven years.	True

•   It is false and misleading to conflate two eras of management over the past fifteen years into one. The present management team has been leading NOVAGOLD for the past eight years.

•   See response to 100 above.

105 (15)	The same mining service company that produced the Donlin Feasibility Study, AMEC, completed the study of Galore Creek.	False

•   AMEC did not produce the October 2006 Galore Creek Feasibility Study upon which the construction decision was based.

•   The Galore Creek feasibility study is representative of a point in time. The ultimate change in estimated capital was impacted by large and unpredicted industry and market trends. Company management is unaware of any current information suggesting that similar trends or market changes will impact the estimated cost to develop the Donlin Gold project.

•   In April 2007, NOVAGOLD retained AMEC to review the October 2006 Galore Creek Feasibility Study. The review covered the entire project with a focus on construction of the mine facilities and tailings and water management structures. By mid-October 2007, AMEC’s preliminary work indicated it expected capital costs would be significantly higher than originally estimated, at which time the owners of Galore Creek commenced a project strategy review, involving seven engineering teams, to assess the AMEC work.

29

Sentence	Statement	Response	Factual Support
106 (15)	Management continually and deliberately misleads investors on capital costs for Donlin.	False

•   Since publishing the FSU2, management has consistently reported initial capital costs of $6.7 billion—the amount documented in and supported by the FSU2. Other costs, including sustaining capital, are likewise well-documented and consistent.

107 (15)	Read any company report, presentation, or transcript over the last 10 years and you will see “Total Project Cost” of $6.7 bln to build the mine.	True	• This is the initial capital cost from FSU2, the last feasibility study completed on the Donlin Gold project.
108 (15)	Yet the company appears to be misrepresenting cost in the above presentation.	False

•   The FSU2 capital cost estimate was developed in accordance with Association for the Advancement of Cost Engineering Class 3 requirements.

•   Initial capital requirement as per the FSU2 is $6.7 billion.

•   The $8 billion figure referenced by JCAP in FSU2 includes operating costs as required under U.S. Generally Accepted Accounting Principles (US GAAP). It is noted in FSU2 to reconcile the accounting treatment of mine stripping costs incurred in the production phase of a mine between US GAAP and International Financial Reporting Standards (IFRS). Under IFRS, these costs can be capitalized and reported as sustaining capital. Capitalization of these costs is not allowed under US GAAP and are expensed as operating costs. In either case, the expenditures are not initial capital and there is no impact on the timing of project cash flows or net present value.

109 (15)	The most recent feasibility study, done in 2012, estimated that the initial capex alone, is $8 bln, not $6.7 bln.	False

•   The FSU2 capital cost estimate was developed in accordance with Association for the Advancement of Cost Engineering Class 3 requirements.

•   Initial capital requirement as per the FSU2 is $6.7 billion.

•   The $8 billion figure referenced by JCAP in FSU2 includes operating costs as required under U.S. Generally Accepted Accounting Principles (US GAAP). It is noted in FSU2 to reconcile the accounting treatment of mine stripping costs incurred in the production phase of a mine between US GAAP and International Financial Reporting Standards (IFRS). Under IFRS, these costs can be capitalized and reported as sustaining capital. Capitalization of these costs is not allowed under US GAAP and are expensed as operating costs. In either case, the expenditures are not initial capital and there is no impact on the timing of project cash flows or net present value.

30

Sentence	Statement	Response	Factual Support
110 (15)	This extra initial capex cost was buried inside the Second Updated Feasibility study (February 2012) as a single line in the projected cash flow statements, not defined anywhere else in the report, and called “IFRS Total Capitalized Opex (Sustaining Capital).”	False

•   The FSU2 capital cost estimate was developed in accordance with Association for the Advancement of Cost Engineering Class 3 requirements.

•   Initial capital requirement as per the FSU2 is $6.7 billion.

•   The $8 billion figure referenced by JCAP in FSU2 includes operating costs as required under U.S. Generally Accepted Accounting Principles (US GAAP). It is noted in FSU2 to reconcile the accounting treatment of mine stripping costs incurred in the production phase of a mine between US GAAP and International Financial Reporting Standards (IFRS). Under IFRS, these costs can be capitalized and reported as sustaining capital. Capitalization of these costs is not allowed under US GAAP and are expensed as operating costs. In either case, the expenditures are not initial capital and there is no impact on the timing of project cash flows or net present value.

31

Sentence	Statement	Response	Factual Support
111 (16)	We believe that excluding this additional cost was a deliberate attempt to mislead the market, because capitalized opex was included in the capital costs to build the mine in the first feasibility study in 2009.	False

•   The FSU2 capital cost estimate was developed in accordance with Association for the Advancement of Cost Engineering Class 3 requirements.

•   Initial capital requirement as per the FSU2 is $6.7 billion.

•   The $8 billion figure referenced by JCAP in FSU2 includes operating costs as required under U.S. Generally Accepted Accounting Principles (US GAAP). It is noted in FSU2 to reconcile the accounting treatment of mine stripping costs incurred in the production phase of a mine between US GAAP and International Financial Reporting Standards (IFRS). Under IFRS, these costs can be capitalized and reported as sustaining capital. Capitalization of these costs is not allowed under US GAAP and are expensed as operating costs. In either case, the expenditures are not initial capital and there is no impact on the timing of project cash flows or net present value.

112 (17)	“The total estimated cost to design and build the Project … [includes] an Owner-provided mining fleet and self-performed pre-production mine development.”	True	.
113 (17)	NovaGold management might have the cushiest job in mining.	False	• NOVAGOLD’s management continues to work diligently to plan the development of the Donlin Gold project and produce value for its shareholders. • See response to 114-120 below.

32

Sentence	Statement	Response	Factual Support
114 (17)	Despite the limited progress (the last feasibility was produced in 2012) the CEO has awarded himself $8.3 mln in cash compensation over the last five years plus over 1.8 mln shares.	False and Misleading

•   Compensation of NOVAGOLD management is established by the Compensation Committee of the Board and is duly approved by the entire Board. It is regularly measured against levels of compensation of management of a carefully selected peer group of companies.

•   It is not true to say that there has been limited progress in the last 5 years. The absence of active construction does not mean that significant progress toward the development of the project has not been made during this time. Over this time, the Company has completed federal permitting, including the Environmental Impact Statement and joint Corps of Engineers and BLM Record of Decision, advanced continued optimization efforts and conducted additional research to support a new feasibility study—prudent steps before commencing construction.

•   See responses to 2, 22 above.

115 (17)	Senior office holders and directors have taken $35 mln in net cash from share sales in the last five years.	False	• JCAP’s statement concerning insider selling improperly conflates the sales of shares by insiders with the exercise of options by insiders. • See response to 22 above.
116 (17)	The CEO’s total compensation rivals that of the two largest mining companies in the world, BHP, with 72,000 employees, and RIO, with 47,000.	False	• See response to 22 above. • BHP and RIO are not considered peers as they are not in the gold mining business
117 (18)	Some 70% of NG insider share sales were over the last 12 months, as the share price increased by 300%.	False	• See response to 22 above and 120 below.

33

Sentence	Statement	Response	Factual Support
118 (18)	The CFO’s stock in the company has halved, from around 2.2 mln shares to 1mln.	False

•   According to publicly-available information through Canada’s System for Electronic Disclosure by Insiders (“SEDI”) database, NOVAGOLD’s Vice President and CFO, David Ottewell has steadily increased his shareholdings from 35,000 common shares to 617,000 shares during his tenure. He has surpassed his NOVAGOLD shareholding requirement (of two times his annual salary) 4.8 times over as of November 2019 (the multiple is higher now as his shareholdings have increased and share price has increased). Publicly-filed Form 4 documents show that any stock sales that have been made were part of a stock option exercise transaction, and each time Mr. Ottewell has exercised stock option (which only have value if the share price increases from the date it was granted), the number of shares held has remained the same and not decreased.

119 (18)	The CEO has reduced his net position by 26%.	False

•   According to publicly-available information through Canada’s SEDI database, Greg Lang’s NOVAGOLD shareholdings have steadily increased from 116,000 common shares to 1.83 million shares during his tenure. Mr. Lang has surpassed his NOVAGOLD shareholding requirement (of three times his annual salary) five times over as of November 2019 (the multiple is higher now as his shareholdings have increased and share price has increased). Publicly-filed Form 4 documents show that any stock sales that have been made were part of a stock option exercise transaction, and each time Mr. Lang has exercised stock options (which only have value if the share price increases from the date it was granted) the number of shares held has remained the same or increased, not decreased.

120 (18)	Clearly, the insiders have voted with their feet.	False

•   See response to 22 above.

•   Table 4 purporting to document insider share sales is inaccurate. David Deisley—identified as a “Director”—retired more than a year ago and never served as a director.

•   None of the other identified individuals have sold shares of the company in the most recent 12 months other than in connection with a stock option exercise, which does not result in a net decrease in shares owned.

34

Sentence	Statement	Response	Factual Support
121 (18)	Aware of how unattractive an investment proposition has been offered, NovaGold since early 2018 has been pushing mine “optimization.”	False and Misleading

•   Optimization work is the prudent approach for any mining company looking at development of a mine. Given the extensive studies and engineering completed to date, the in-fill drilling data from the 2017 and 2020 drilling program currently underway, will lead to a more robust undertaking based on solid technical information as we continue to advance Donlin Gold.

•   See response to 3, 23 above.

122 (18)	Optimization means halving production capacity to reduce capex expenditure by 40% and drilling to identify higher-grade deposits to compensate for the loss of scale.	Misleading	• The Company does not agree with this definition of “optimization.”
123 (19)	“As part of our ongoing optimization work, we’ve studied more selective mining methods as a means of enhancing the grade,” CEO Greg Lang said in a January 25, 2018 call.	True
124 (19)	But management clearly knows there is no optimization to be had.	False	• See response to 125–126 below.
125 (19)	Management is drilling very selectively in hopes of finding a deposit, no matter how small, with higher-than-average purity.	False

•   The drilling referenced by JCAP’s statement is not being conducted to find “a deposit.” A large gold deposit has already been defined as per the Donlin Gold FSU2 and as determined by past drilling and modeling. The current drilling is being conducted to additional geochemical and structural data from targeted portions of the defined ACMA and Lewis deposit areas to support ongoing optimization work.

•   The latest 2020 in-fill drilling program (which means it is in the ACMA and Lewis deposit) is being done to confirm recent geologic modeling concepts, as well as enhance certain portions of the deposit, notably where there exists limited drilling (and thus limited modeled gold grades).

•   See response to 13 above.

35

Sentence	Statement	Response	Factual Support
126 (19)	Most recently, in 2017, the company drilled a mere 16 drill holes or 1.1% the number of holes that had originally been used to determine the grade of the resource.	True
127 (19)	Yet NovaGold has been silent on the results even of this cherry-picked study.	False	• See response to 13 above.
128 (19)	Clearly the grade did not improve from this drilling.	Misleading	• See response to 13 above.
129 (19)	After the 2017 assay, the CEO sold down $2.5 mln in stock.	False	• See response to 22 above.
130 (19)	Nevertheless, the CEO on January 23, 2020 told analysts: ‘So we think there’s opportunity to – through higher grade offset some of the economies of scale we lose.”	True
131 (19)	The $15.4 mln managers have paid themselves in cash compensation would have bought investors 80 exploration drill holes rather than the 16 drilled.	Misleading

•   Management does not compensate itself.

•   Compensation of NOVAGOLD management is established by the Compensation Committee of the Board and is duly approved by the entire Board. It is regularly measured against levels of compensation of management of a carefully selected peer group of companies.

•   The two issues are not related. If Management thought that it was prudent to drill 80 holes, it would have.

132 (19)	It could have paid for a new feasibility study into a downsized mine capacity with more affordable capex.	Misleading	• The two issues are not related. If Management thought that it was prudent to conduct a new feasibility study into a downsized mine capacity, it would have.

36

Sentence	Statement	Response	Factual Support
133 (19)	Management paid themselves instead, because they knew no new drilling or resizing of the mine will make a difference.	Misleading

•   Management does not compensate itself.

•   Compensation of NOVAGOLD management is established by the Compensation Committee of the Board and is duly approved by the entire Board. It is regularly measured against levels of compensation of management of a carefully selected peer group of companies.

•   The two issues are unrelated. If Management thought that it was prudent to conduct a new feasibility study into a downsized mine capacity, it would have.

134 (19)	We actually expect the grade to decline by 5-7% with better modeling of the resource based on estimates in the company’s feasibility study:	Misleading	• The JCAP report omits that the FSU2 report discloses that this concern was addressed in model post-processing.
135 (20)	Seabridge (SA US) is a comparable mine in Northwest British Columbia adjacent to Alaska.	False

•   Seabridge is not a mine, it is a development mining company. The report likely intends to refer to KSM, which is a mining development project.

•   KSM is a polymetallic deposit containing copper, gold, and silver and is not a comparable project. Its revenue will depend on the price of metals not considered in the Donlin Gold valuation.

136 (20)	Seabridge is close to a grid connection powered by cheap hydropower.		• No comment.
137 (20)	Seabridge has a lower capital cost and higher NPV than Donlin and is still not funded.	Misleading	• JCAP does not provide any sources or references for the assets listed. • JCAP quotes Net Present Value (NPV) without stating a discount rate.
138 (20)	Market cap is less than one fifth that of NG—and Seabridge owns the whole mine.		• No comment

37

Sentence	Statement	Response	Factual Support
139 (20)	SolGold (SOLG LN), which owns the Cascabel mine in Ecuador has a higher country risk, but capital costs per unit of annual output and capital to NPV ratio are far better.	Misleading

•   JCAP quotes Net Present Value (NPV) without stating a discount rate.

•   The Cascabel project is different in terms of development stage, scale, and jurisdiction. It is not an appropriate point of comparison.

140 (20)	The company also has a very low market cap given the better metrics and NPV.		• No comment.
141 (20)	Newcrest Mining (NCM AU) acquired Red Chris from Imperial Metals (III CN) for $804 mln for 70% of an operating mine with the equivalent resources of 26 mln oz of gold.		• No comment.
142 (20)	That values an operating mine at $1.15 bln with a similar resource as Donlin and no start-up capital required.		• No comment.
143 (20)	NovaGold has managed to snag its valuation strictly through enthusiastic deception.	False	• NOVAGOLD is valued on many parameters having to do with it being “a Tier 1 asset in a Tier 1 jurisdiction with a proven management team.
144 (20)	We encourage serious investors not to take the bait.	False	• JCAP’s recommendation is founded only on distortions and references to anonymous sources. It is contrary to years of well-documented expert research.

_________________

i       Scientific and Technical Information. Some scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101. Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved and verified the scientific and technical information related to the Donlin Gold project contained in this document.

38

Cautionary Note Regarding Forward-Looking Statements. This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the potential development and construction of Donlin Gold; perceived merit of properties; the advancement of optimization studies at Donlin Gold; potential opportunities to enhance or maximize the value of Donlin Gold; the timing and likelihood of permits; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; and benefits of the Donlin Gold project, market prices for precious metals and potential actions against or redress from JCAP. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD’s management expectations, estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of permits; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the outbreak of the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation between NOVAGOLD and Barrick Gold Corp. for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, natural disasters, climate change, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; continuing legal review of statements by JCAP; and other risks and uncertainties disclosed in reports and documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors. This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

39

On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the Company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

40